EXHIBIT 10.11




                              DATED 2 FEBRUARY 2000
                              ---------------------


                      GLOBAL INFORMATION GROUP U.S.A., INC.

                                   as Borrower



                                       and



                                KOENIG INVEST AG

                                    as Lender




                ------------------------------------------------

                              SECOND LOAN AGREEMENT
                ------------------------------------------------













                            abcdef (Greek characters)
                        2 Serjeants' Inn, London EC4Y 1LT
                      Tel: 0171 583 5353 Fax: 0171 353 3683

THIS SECOND LOAN AGREEMENT is made on 2 February 2000

BETWEEN:

(1)      GLOBAL INFORMATION GROUP U.S.A., INC. (registered number [          ])
         having its registered office at One Rockefeller Plaza, Suite 1420, New York, NY 10020, USA (the "Borrower"); and

(2) KOENIG INVEST AG (the "Lender"), having its principal place of business at c/o EMB Boratung und Service AG, Zeughausgasse 7a, CH-6301, Zug, Switserland.

         BACKGROUND

M. The Borrower (1) Chatelin Capital Partners Limited ("CCP") (2) Jolec Trading Limited (3) Anthony Mohr (4) Newick Developments Limited ("Newick") (5) and the Lender (6) have entered into a share purchase and shareholders agreement ("Agreement") (appended as Schedule 1) dated 14 January 2000 relating to the Borrower.

N. This agreement is the Second Loan Agreement referred to in clause 12.2 of, and the sixth schedule to, the Agreement.

O. Capitalised expressions not defined in this Second Loan Agreement shall have the meanings given to them in clause 1.1 of the Agreement.

P. The Lender has agreed to offer the Borrower a loan facility in the maximum aggregate amount of US$800,000 ("Second Loan Facility") on the following terms and conditions.


IT IS AGREED as follows:

1.       Amount

         A maximum aggregate amount of US$800,000.

2.       Purpose

         The entire proceeds of the Loan Facility shall be applied by the Borrower in accordance with clause 10.4.2 of the Agreement.

3.       Conditions Precedent

         Before a Loan may be drawn down under this Second Loan Agreement, the Borrower shall deliver to the Lender in form and substance satisfactory to the Lender (i) a certified copy of a resolution of its Board of Directors approving the transactions contemplated by this letter and authorising a specified person or persons to execute this letter and
         (ii) a copy of this Second Loan Agreement duly executed by the Borrower.

4.       Drawdown

         The Second Loan Facility shall be drawn down in no more than four equal tranches (each a "Loan") if in the reasonable opinion of the board of directors of the Borrower, the cash flow statements of the Borrower show a need for this at any time before the Repayment Date (as defined in this Second Loan Agreement), after which date any unutilised amount of the Second Loan Facility shall automatically be cancelled.

         The Lender will not be obliged to make available a Loan hereunder if, on the Drawdown Date, any of the representations in paragraph 12 of this Second Loan Agreement or clause 7 of the Agreement shall not then be true and correct in all respects or any of the events specified in paragraph 13 of this Second Loan Agreement shall have occurred and shall then be continuing.

5.       COVENANTS

5.1 The Borrower shall provide the Lender with cash flow statements in a form acceptable to the Lender on a monthly basis and further provide us with information in accordance with clause 11.1 of the Agreement.

5.3 If at any time the Borrower, any of its subsidiaries or any company controlled by it purchases all or any of the source codes relating to the bespoke computer software used in the Borrower's business in accordance with clause 12.4 of the Agreement then the Borrower shall use it best endeavours to deliver within a reasonable time and in any event within 30 days of the completion of such purchase an executed escrow agreement (negotiated in good faith and in accordance with the principals appended as Schedule 2) over all source codes relating to the bespoke computer software used in the Borrower's business in favour of the Lender and Newick.

5.4 If required by the Lender and Koenig, and if the purchase as referred to in 5.2 by Borrower of the bespoke computer software has not been realised, the Lender, Koenig and, the Borrower shall - if Lender or Koenig so requests - negotiate in good faith to provide the Lender and Koenig with an alternative form of security other than that required under Clause 5.2 of this First Loan Agreement over any and all source codes or other intellectual property relating to the bespoke computer software used in the Borrower's business (other than any which is held in escrow under Clause 5.2 of this First Loan Agreement). If such alternative security is agreed, the Borrower undertakes to execute all documentation required by the Lender and Koenig to perfect and protect such security.

6.       Repayment

         The Loans shall be repaid in full on the sooner to occur of (i) an IPO or Third Party Sale (each as defined in the Agreement), (ii) that date falling 5 years after the date of Completion, and (iii) any or all of the equity share capital of the Borrower or its parent undertaking being admitted or readmitted to an internationally Recognised Stock Exchange. The relevant date shall be referred to in this Second Loan Agreement as the Repayment Date.

7.       Prepayment

         On giving the Lender not less than 15 days' notice, the Borrower may prepay all or any part of the Loan (but if in part in an amount of US$50,000 or an integral multiple thereof, if more). The Borrower may not re-borrow any prepayment. Prepayments shall be made together with all unpaid interest on the amount prepaid.

8.       Interest Periods

         The first Interest Period shall commence on the date of disbursement of the Second loan Facility and end on that date following 18 months thereafter. Each subsequent Interest Period shall be a period of 3 months commencing on the date following the expiry of the preceding Interest Period.

         If an Interest Period would end on a day which is not a business day, such Interest Period shall be extended to the next business day.

         The first Interest Period of each Loan, other than the first Loan, shall end on the last day of the then current Interest Period relating to the first Loan. Thereafter, all Interest Periods relating to such Loans shall be co-terminous and such Loans shall be treated as one Loan.

         If an Interest Period would otherwise overrun the Repayment Date, such Interest Period shall be shortened so that such Interest Period ends on the Repayment Date.

9.       Interest

         Interest on the Loan will be payable at the rate of 6.5 per cent. per annum. Interest shall be calculated on a basis of the actual number of days elapsed and a year of 360 days. Interest shall be payable in arrears on the last day of an Interest Period ("Interest Payment Date").

10.      Additional Interest

         If the Borrower fails to pay any sum due hereunder on its due date, the Borrower shall pay interest on such sum from the date of such failure to the date of actual payment (as well after as before judgment) at the rate of 2.5 per cent. per annum.

11.      Payments

         All payments (whether capital, interest or otherwise) to be made by the Borrower under this Second Loan Agreement shall be made without set-off or counterclaim and free and clear of any deduction in respect of any present or future taxes of any nature now or hereafter imposed ("Taxes") unless such deduction is required to be made by law, in which event any affected payment shall be increased to ensure that the Lender receives a net amount equal to the full amount due had such payment not been subject to such deduction. The Borrower shall deliver, on being so requested by the Lender, evidence satisfactory to it that such Taxes have been paid.

         Whenever any payment shall become due on a day which is not a business day, the due date thereof shall be extended to the next business day and interest shall be calculated accordingly.

         All payments to be made by the Borrower under this Second Loan Agreement shall be made on the due date for value in immediately available funds to the Lender as it may, from time to time, instruct the Borrower.

12.      Representations

         In addition to the representations, warranties, indemnities and undertakings given by the Borrower under the Agreement, the Borrower represents and warrants to the Lender that:-

12.1 it has the power to own its property and assets and carry on its business as it is now being conducted;

12.2 it has the power to enter into and perform this First Loan Agreement and the transactions contemplated by this First Loan Agreement and it has taken all necessary action to authorise the entry into and performance of this First Loan Agreement and the transactions contemplated by this First Loan Agreement;

12.3 this First Loan Agreement constitutes the Borrower's legal, valid and binding obligations enforceable in accordance with its terms;

12.4 the entry into and performance of this First Loan Agreement and the transactions contemplated by this First Loan Agreement do not and will not conflict with (i) any law or regulation or any official or judicial order, or (ii) the Borrower's certificate of incorporation and bylaws;

12.5 to the best of Borrower's knowledge, full disclosure has been made to us before the date of this First Loan Agreement of all material facts or circumstances which need to be disclosed to enable us to obtain a true and correct view of the Borrower's business, undertaking, assets, liabilities, revenues and affairs (in each case, both current and prospective) or which ought to be disclosed to any person proposing to provide finance to the Borrower.

13.      Events of Default

         All sums due hereunder shall become immediately due and payable on demand and all the Lender's obligations hereunder shall cease if any of the following events occurs:

13.1 any sum payable by the Borrower under this First Loan Agreement is not paid within 30 days after due date; or

13.2 the Borrower fails to comply with any other provisions of this First Loan Agreement; or

13.3 any representation made in this First Loan Agreement or the Agreement is incorrect in any respect or, if repeated at any time with reference to the facts and circumstances then existing, would be so incorrect; or

13.4 the Borrower becomes insolvent, or it suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

13.4 any administrative or other receiver or any manager relating to the Borrower or any of its property is appointed or any other steps are taken to enforce any charge or other security over any of its property, or any steps are taken with a view to putting in force any kind of attachment, sequestration, distress or execution against the Borrower or any of its property.

13.6     the Borrower is wound up, dissolved or liquidated ; or

13.7 any event occurs or proceedings taken in relation to the Borrower in any jurisdiction which has a similar, equivalent or analogous effect to any of the events detailed in paragraphs 13.4 to 13.6 of this First Loan Agreement inclusive; or

13.8 the Borrower ceases, or threatens to cease, to carry on all or a substantial part of its business; or

13.9 any of the property subject to any security in favour of the Lender is subject to a compulsory purchase order or any order analogous to such an order.

14.      Fees and Costs

         The Borrower shall, on the date on which the first Loan Facility is advanced, pay to CCP an arrangement fee of US$ 20,000 , pro rata as with the disbursements of the Loan Facility.

         The Borrower shall, on being so requested by the Lender, pay all reasonable costs and fees incurred by the Lender in connection with the preservation of its rights under, or the enforcement of, this First Loan Agreement or any security document in favour of the Lender.

15.      General Indemnity

         The Borrower shall, on being so requested by the Lender, indemnify the Lender against any loss or expense which the Lender may sustain or incur as a consequence of the occurrence of any of the events referred to in paragraph 13 of this First Loan Agreement.

16.      law and jurisdiction

         The terms of clause 22 of the Agreement shall be incorporated into this First Loan Agreement.

17.      Notices

         The terms of clause 20 of the Agreement shall be incorporated into this First Loan Agreement.

IN WITNESS whereof the parties have executed this First Loan Agreement the day and year first above written.

THE LENDER:
GLOBAL INFORMATION GROUP U.S.A., INC.
By /s/Anthony E. Mohr, President
   ----------------------------------


THE BORROWER:
KOENIG INVEST AG
By /s/Benno P. Hafner, Director
   ----------------------------------

                                    SCHEDULE

                                1. THE AGREEMENT

                       2. THE ESCROW AGREEMENT PRINCIPLES